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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Proxy Statement-Prospectus of Excite, Inc. and At Home Corporation that is made a part of the Registration Statement (Form S-4) of At Home Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated April 19, 1999 with respect to the consolidated financial statements and schedule of At Home Corporation included in the Annual Report (Form 10-K/A) of At Home Corporation for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                    ERNST & YOUNG LLP

San Jose, California
April 26, 1999